GulfMark Announces New Corporate Positions

November 21, 2008 - Houston - GulfMark Offshore, Inc. (NYSE:GLF) announced today the appointment of new officers designed to strengthen operations, marketing, business development and finance functions.  Bruce Streeter, President and CEO, said:  “We are pleased to fill the following positions with personnel from within the Company who have both the experience and knowledge to develop their respective areas of responsibility.  We look forward to their contributions in the months and years to come.”

David Darling: Vice President – Human Resources

David will be responsible for recruitment and retention initiatives, training, employee relations, legal compliance, policy & procedure development, and compensation and employee benefit and wellness plans.

David has over 15 years of experience in the offshore vessel industry as a Captain, Operations Manager, and Human Resource Manager with Zapata Gulf Marine and Tidewater, Inc. In addition to his offshore vessel industry experience, David has led human resource organizations in the manufacturing, distribution and automotive industries.

David earned his Bachelors of Science in Human Resource Management from Brenau University and his M.S. in Human Resource Management and Labor Relations from the Ellis College of Business at the New York Institute of Technology. David completed the University of Michigan Human Resources Executive Program.

William (“Billy”) Guice:  Vice President - Marketing

Billy will coordinate marketing initiatives and, in conjunction with business development, evaluate existing and potential market trends. In addition to the direct responsibility for Gulf of Mexico marketing, he will also focus on corporate branding and the identification and evaluation of world wide revenue opportunities.

Billy began his career in vessel construction management in 1997 until he left to become involved in international sales and marketing with Tidewater, Inc.  He left Tidewater in 2003 to become Vice President of Sales and Marketing with Rigdon Marine Corp. where he was responsible for business development, sales and marketing, advertising and overall corporate communications.

He earned his Bachelor of Arts in economics from Washington & Lee University and a Master of Business Administration from Millsaps College.  Most recently, he completed the  Advanced Management Program at Harvard Business School. Billy also retains the rank of Lieutenant in the U.S. Navy (Reserve).

GulfMark Offshore, Inc.
Press Release
November 21, 2008

Nathan Guice:  Vice President – Business Development

Nathan will be responsible for evaluating global commercial data and market trends as well as the identification and development of world wide strategic corporate initiatives to expand the Company into new projects or growth opportunities complimentary to the Company’s existing markets.

Nathan began his career in 1997 with Tidewater Inc. serving in various managerial roles both domestically and internationally.  His positions included Manager of Domestic Marketing & Sales, Manager of Gulf of Mexico Crew Boats Division, Manager of Arabian Gulf and India, as well as other Sales and Marketing roles.  Most recently he was the Vice President of Operations for Rigdon Marine before its acquisition by GulfMark Offshore.

He graduated Cum Laude from Millsaps College with a Bachelors of Business Administration and earned a Master of Business Administration Degree from Tulane University’s AB Freeman School of Business.

James (“Jay”) Harkness: Vice President – Investor Relations & Treasurer

Jay will be responsible for all investor relations functions as well as all treasury activities both domestically and internationally.

He has over eighteen years of domestic and international experience within the offshore marine service industry, including foreign assignments in West Africa, Middle East, and Europe.    In 2004 he moved back to the United States to take over as the Chief Financial Officer of Rigdon Marine where he coordinated and supervised setting up the accounting and reporting systems, controls and processes as well as financing of the construction of 29 PSV/Crew vessels from 2005 to 2008.

Jay graduated from Washburn University with a Bachelor of Science in Accounting and earned a Masters in Business Administration from Our Lady of the Lake University.  Most recently he completed the Advanced Management Program at Harvard Business School.

Darrel Plaisance:  Vice President – International Operations

Darrel will be responsible for the coordination and project support for vessel operations on a global basis.  This will involve coordination of inter-regional projects and assessment of means to maximize cost containment initiatives throughout the fleet.

Darrel has over 26 years of experience in vessel operations beginning his career as an operations assistant in 1982 and culminating as Vice President of Sea Mar Management LLC before it was acquired.  Subsequently he joined GulfMark as Region Manager – U.S. in January of 2008 and established an operating base in the U.S. for the Company prior to the acquisition in July 2008 of Rigdon Marine Corp.

Darrell graduated with a degree in Petroleum Engineering Technology from Nicholls State University.

GulfMark Offshore, Inc.
Press Release
November 21, 2008

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of ninety-three (93) offshore support vessels serving every major offshore energy industry market in the world.

Contact:	Edward A. Guthrie, Executive Vice President & CFO
E-mail: Ed.Guthrie@GulfMark.com
Phone: (713) 963-9522

James ("Jay") A. Harkness, Vice President – Investor Relations & Treasurer
E-mail: Jay.Harkness@GulfMark.com
Phone: (713) 963-9522

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors.  Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where GulfMark operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the GulfMark’s filings with the SEC, including its Form 10-Q for the quarter ended September 30, 2008. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.